Exhibit 10.59

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”) is made and entered into by and between, Joellyn Champagne (“Champagne”) and GSE Lining Technology, LLC (the “Company”).

1.                                       Separation. Champagne’s employment with the Company will end effective November 30, 2011 (“Employment Separation Date”).

2.                                       Payment. Champagne is entering into this Agreement in return for the following valuable consideration (the “Payment”). If Champagne signs and does not revoke this Agreement, the Company will within ten (10) business days after the seven (7) day revocation period described in Section 4 below expires without Champagne’s revocation, pay Champagne the total lump sum of TWO HUNDRED SIXTY THOUSAND DOLLARS AND ZERO CENTS ($260,000.00) minus lawful withholdings, which includes both: (a) any and all payments to which she is already entitled; and also (b) consideration that is in addition to anything of value to which Champagne is already entitled absent her signing and not revoking this Agreement.

Champagne acknowledges and agrees that the Releasees (defined below) have not made any representations to her regarding the tax consequences of any amounts or benefits received by Champagne under this Agreement and further agrees that Champagne shall be solely responsible for payment of all personal tax liabilities due on any and all payments under this Agreement, including, without limitation, federal, state and local taxes, and interest and penalties, which are or may become due, and any penalties that may be payable or assessed as a result of the Payment. Champagne agrees to indemnify and hold the Releasees harmless from any claims, demands, deficiencies, levies, assessments, executions, judgments or recoveries by any governmental entity against Champagne or the Company related in any way to the Payment, including, without limitation, taxes, levies, assessments, fines, interest, costs, expenses, penalties, and attorneys’ fees.

3                                          Release. Champagne, on behalf of herself, her heirs, executors, successors and assigns, irrevocably and unconditionally releases, waives, and forever discharges the Company and all of its parents (including, without limitations, GEO Holdings Corp.), divisions, subsidiaries, affiliates, and related companies, and their present and former agents, employees, officers, directors, attorneys, stockholders, consultants, plan fiduciaries, successors and assigns (collectively, the “Releasees”), from any and all claims, demands, actions, causes of action, costs, fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Champagne has, had, or may have against Releasees relating to or arising out of her employment or separation from employment with the Company, up to and including the date of execution of this Agreement. This Agreement includes, without limitation, claims at law or equity or sounding in contract (express or implied) or tort, claims arising under any federal, state, or local laws, of any jurisdiction, that prohibit age, sex, race, national origin, color, disability, genetic information, religious, veteran status or any other form of discrimination, harassment, or retaliation (including, without limitation, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, the Rehabilitation Act, the Genetic Information

Nondiscrimination Act, the Family and Medical Leave Act, the Equal Pay Act, the Texas Labor Code, or any other federal, state, or local laws of any jurisdiction), claims arising under the Employee Retirement Income Security Act, or any other statutory or common law claims related to Champagne’s employment with the Company, the continuation of her employment with the Company, or the termination of her employment with the Company.

4.                                       Release of Any Age Discrimination Claims. Also included among the claims knowingly and voluntarily waived and released by Champagne above are any age discrimination, retaliation, harassment, or related claims under the Age Discrimination in Employment Act, the Texas Commission on Human Rights Act, or the Older Workers Benefit Protection Act. Champagne acknowledges that the Company provided her with a copy of the Agreement in advance of her execution of the Agreement and advised her in writing by means of this Agreement: (a) to consult with an attorney of Champagne’s choosing prior to executing the Agreement; (b) that Champagne has a period of twenty-one (21) days to review and consider the Agreement before executing it; and (c) that for a period of seven (7) days following Champagne’s execution of this Agreement, Champagne may revoke the Agreement, and the Agreement shall not become effective or enforceable until this seven (7) day revocation period expires without her revocation. During the seven (7) day revocation period, Champagne may revoke the Agreement by providing written notice of revocation to Company President Mark Arnold, so that it is received before the seven (7) day revocation period expires. Champagne understands and agrees that if she fails to sign the Agreement on or before twenty-one (21) days after the day she received it, or if she revokes the Agreement before the expiration of seven (7) days after executing it, the Agreement shall not become effective or enforceable and Champagne will not be entitled to receive the Payment. Champagne and the Company acknowledge and agree that this release does not apply to any rights or claims that may arise after the date that Champagne signs this Agreement.

5.                                       No Admission of Wrongdoing. Champagne understands and agrees that this Agreement shall not in any way be construed as an admission by the Releasees of any unlawful or wrongful acts whatsoever against Champagne or any other person, and the Releasees specifically disclaim any liability to or wrongful acts against her or any other person.

6.                                       No Representations. Champagne represents and acknowledges that in executing this Agreement, she does not rely, and has not relied, on any representation(s) by any of the Releasees, except as expressly contained in this Agreement.

7.                                       Resignation from Officer Role. Effective the Employment Separation Date, Champagne also resigns from any and all officer and/or director positions she holds or may hold with the Company or any of the Releasees, and agrees and acknowledges she shall have no authority to direct the day to day operations or management decisions of the Company or any of the Releasees

8.                                       No Further Compensation. Champagne agrees that the Releasees owe her no further compensation except as provided in this Agreement.

9.                                       Binding. The Company and Champagne agree that this Agreement shall be binding on them and their heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of their heirs, administrators, representatives, executors, successors and assigns.

10.                                 Confidentiality. Champagne agrees that she will keep the facts of this Agreement, its terms, and the amount of the Payment completely confidential. Champagne may, however, disclose the terms of this Agreement to her spouse, accountants, attorneys, or as otherwise required by law.

11.                                 Governing Law and Forum. This Agreement shall, in all respects, be interpreted, enforced, and governed under the laws of the State of Texas. Champagne and the Company agree that the language of this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, any of the parties. In the event of litigation concerning this Agreement, Champagne and the Company agree to the jurisdiction of federal and state courts in Harris County, Texas.

12.                                 Severability. The Company and Champagne agree that should a court declare or determine that any provision of this Agreement is illegal or invalid, the validity of the remaining parts, terms or provisions of this Agreement will not be affected and any illegal or invalid part, term, or provision, will not be deemed to be a part of this Agreement.

13.                                 Counterparts. The Company and Champagne agree that this Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

14.                                 Entire Agreement. This Agreement sets forth the entire agreement between Champagne and the Company, and fully supersedes any and all prior agreements or understandings between them, with the exceptions that Champagne’s Stock Option Agreement, as amended, shall remain in full force and effect, and her confidentiality obligations to the Releasees, whether arising from a written agreement or otherwise, shall remain in full force and effect.

Please read carefully as this document includes a release of claims.

As evidenced by my signature below, I certify that I have read the above Agreement and agree to its terms.

/s/ Joellyn A. Champagne	/s/ William F. Lacey
Employee’s Signature	Company Representative’s Signature

Joellyn A. Champagne	William F. Lacey
Employee’s Printed Name	Company Representative’s Printed Name

11/17/11	11-17-2011
Date	Date